EXHIBIT 1

Allegheny Energy, Inc. (ticker: AYE, exchange: New York Stock Exchange) News Release - 2-Nov-2004

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Allegheny Refinances and Pays Down Allegheny Energy Supply Term Loans

GREENSBURG, Pa.--(BUSINESS WIRE)--Nov. 2, 2004--Allegheny Energy, Inc. (NYSE:AYE) today announced that its subsidiary, Allegheny Energy Supply Company, LLC, has repaid $200 million of its term loans and has refinanced the remaining $1.04 billion of its term loans. Allegheny Energy expects to save approximately $15 million per year in interest expense through the combination of the repayment of principal and a lower interest rate. The remaining loan will bear interest at a rate of LIBOR plus 2.75% per annum, and will mature on March 8, 2011. The Company used approximately $150 million of proceeds from the recent private placement of its common stock and $50 million of cash on hand at Allegheny Energy Supply to complete the $200 million repayment.

"This refinancing is another step in improving the financial condition of Allegheny Energy and is itself a testimony to the progress we've already made," said Paul Evanson, Chairman and Chief Executive Officer. "We remain on track toward achieving our goal of $1.5 billion of debt reduction by the end of 2005."

Since December 1, 2003, Allegheny Energy has reduced debt by approximately $900 million. Further debt reductions will come from free cash flow and proceeds from asset sales. As previously announced, Allegheny Energy has entered into contracts to sell its West Virginia gas operations, its Lincoln generation facility and a portion of its interest in the Ohio Valley Electric Corporation.

Citigroup Global Markets Inc. is the lead arranger for the refinancing.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an energy company consisting of two major businesses, Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy's delivery business, Allegheny Power; the closing of various agreements; execution of restructuring activity and liquidity enhancement plans; results of litigation; financing and plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny's competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy's reports filed with the Securities and Exchange Commission.

     CONTACT: Allegheny Energy, Inc.
              Media: Steve Gale, 724-838-6020
              Media Hotline: 1-888-233-3583
              E-Mail: sgale@alleghenyenergy.com
              or
              Investor Relations: Max Kuniansky, 724-838-6895
              E-Mail: mkunian@alleghenyenergy.com

     SOURCE:  Allegheny Energy, Inc.